EXHIBIT 1

Interim Consolidated Financial Statements
(unaudited)
For the period ended March 31, 2004

EnCana Corporation

U.S. DOLLARS

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

For the period ended March 31

		March 31
		Three Months Ended
(US$ millions, except per share amounts)		2004	2003
REVENUES, NET OF ROYALTIES	(Notes 4,13)	$2,850	$2,743

EXPENSES	(Note 4)
Production and mineral taxes		65	50
Transportation and selling		162	125
Operating		353	313
Purchased product		1,287	945
Depreciation, depletion and amortization		624	471
Administrative		49	37
Interest, net		79	64
Accretion of asset retirement obligation	(Note 9)	7	5
Foreign exchange loss (gain)	(Note 6)	58	(210)
Stock-based compensation		5	—
Gain on disposition	(Note 3)	(34)	—

		2,655	1,800

NET EARNINGS BEFORE INCOME TAX		195	943
Income tax (recovery) expense	(Note 7)	(95)	293

NET EARNINGS FROM CONTINUING OPERATIONS		290	650
NET EARNINGS FROM DISCONTINUED OPERATIONS	(Note 5)	—	187

NET EARNINGS		$290	$837

NET EARNINGS FROM CONTINUING OPERATIONS PER COMMON SHARE	(Note 12)
Basic		$0.63	$1.35
Diluted		$0.62	$1.34

NET EARNINGS PER COMMON SHARE	(Note 12)
Basic		$0.63	$1.74
Diluted		$0.62	$1.73

CONSOLIDATED STATEMENT OF RETAINED EARNINGS (unaudited)

		March 31
		Three Months Ended
(US$ millions)		2004	2003
RETAINED EARNINGS, BEGINNING OF YEAR
As previously reported		$5,276	$3,457
Retroactive adjustment for changes in accounting policies		—	66

As restated		5,276	3,523
Net Earnings		290	837
Dividends on Common Shares		(46)	(33)
Charges for Normal Course Issuer Bid	(Note 10)	(120)	—

RETAINED EARNINGS, END OF PERIOD		$5,400	$4,327

See accompanying Notes to Consolidated Financial Statements.

30 INTERIM REPORT

CONSOLIDATED BALANCE SHEET (unaudited)

As at March 31

		As at	As at
		March 31,	December 31,
(US$ millions)		2004	2003
ASSETS
Current Assets
Cash and cash equivalents		$250	$148
Accounts receivable and accrued revenues		1,722	1,367
Risk management	(Note 13)	39	—
Inventories		273	573

		2,284	2,088
Property, Plant and Equipment, net	(Note 4)	19,991	19,545
Investments and Other Assets		563	566
Risk Management	(Note 13)	86	—
Goodwill		1,884	1,911

	(Note 4)	$24,808	$24,110

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities		$1,886	$1,579
Risk management	(Note 13)	559	—
Income tax payable		218	65
Current portion of long-term debt	(Note 8)	189	287

		2,852	1,931
Long-Term Debt	(Note 8)	6,031	6,088
Other Liabilities		95	21
Risk Management	(Note 13)	40	—
Asset Retirement Obligation	(Note 9)	441	430
Future Income Taxes		3,977	4,362

		13,436	12,832

Shareholders’ Equity
Share capital	(Note 10)	5,343	5,305
Share options, net		30	55
Paid in surplus		26	18
Retained earnings		5,400	5,276
Foreign currency translation adjustment		573	624

		11,372	11,278

		$24,808	$24,110

     See accompanying Notes to Consolidated Financial Statements.

Consolidated Financial Statements (prepared in US$) ENCANA CORPORATION 31

CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

For the period ended March 31

		March 31
		Three Months Ended
(US$ millions)		2004	2003
OPERATING ACTIVITIES
Net earnings from continuing operations		$290	$650
Depreciation, depletion and amortization		624	471
Future income taxes	(Note 7)	(327)	273
Unrealized loss on risk management	(Note 13)	376	—
Unrealized foreign exchange loss (gain)	(Note 6)	39	(178)
Accretion of asset retirement obligation	(Note 9)	7	5
Gain on disposition	(Note 3)	(34)	—
Other		20	(30)

Cash flow from continuing operations		995	1,191
Cash flow from discontinued operations		—	30

Cash flow		995	1,221
Net change in other assets and liabilities		(5)	(3)
Net change in non-cash working capital from continuing operations		467	50
Net change in non-cash working capital from discontinued operations		—	11

		1,457	1,279

INVESTING ACTIVITIES
Capital expenditures	(Note 4)	(1,538)	(1,011)
Proceeds on disposal of property, plant and equipment		25	7
Dispositions (acquisitions)	(Note 3)	288	(116)
Equity investments	(Note 3)	44	(45)
Net change in investments and other		(2)	(23)
Net change in non-cash working capital from continuing operations		85	(134)
Discontinued operations		—	1,289

		(1,098)	(33)

FINANCING ACTIVITIES
Repayment of long-term debt		(103)	(892)
Issuance of common shares	(Note 10)	111	29
Purchase of common shares	(Note 10)	(218)	—
Dividends on common shares		(46)	(33)
Other		(1)	(1)
Net change in non-cash working capital from continuing operations		—	(4)
Discontinued operations		—	(282)

		(257)	(1,183)

DEDUCT: FOREIGN EXCHANGE LOSS ON CASH AND CASH EQUIVALENTS HELD IN FOREIGN CURRENCY		—	2

INCREASE IN CASH AND CASH EQUIVALENTS		102	61
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR		148	116

CASH AND CASH EQUIVALENTS, END OF PERIOD		$250	$177

See accompanying Notes to Consolidated Financial Statements.

32 INTERIM REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

For the period ended March 31, 2004

(All amounts in US$ millions unless otherwise specified)

NOTE 1 — BASIS OF PRESENTATION

The interim Consolidated Financial Statements include the accounts of EnCana Corporation and its subsidiaries (the “Company”), and are presented in accordance with Canadian generally accepted accounting principles. The Company is in the business of exploration for, and production and marketing of, natural gas, natural gas liquids and crude oil, as well as natural gas storage operations, natural gas liquids processing and power generation operations.

The interim Consolidated Financial Statements have been prepared following the same accounting policies and methods of computation as the annual audited Consolidated Financial Statements for the year ended December 31, 2003, except as noted below. The disclosures provided below are incremental to those included with the annual audited Consolidated Financial Statements. The interim Consolidated Financial Statements should be read in conjunction with the annual audited Consolidated Financial Statements and the notes thereto for the year ended December 31, 2003.

NOTE 2 — CHANGE IN ACCOUNTING POLICIES AND PRACTICES

Hedging Relationships

On January 1, 2004, the Company adopted the amendments made to Accounting Guideline 13 (“AcG — 13”) “Hedging Relationships”, and EIC 128, “Accounting for Trading, Speculative or Non Trading Derivative Financial Instruments”. Derivative instruments that do not qualify as a hedge under AcG — 13, or are not designated as a hedge, are recorded in the Consolidated Balance Sheet as either an asset or liability with changes in fair value recognized in net earnings. The Company has elected not to designate any of its price risk management activities in place at March 31, 2004 as accounting hedges under AcG — 13 and, accordingly, will account for all these non-hedging derivatives using the mark-to-market accounting method. The impact on the Company’s Consolidated Financial Statements at January 1, 2004 resulted in the recognition of risk management assets with a fair value of $145 million, risk management liabilities with a fair value of $380 million and a net deferred loss of $235 million which will be recognized into net earnings as the contracts expire. At March 31, 2004, it is estimated that over the following 12 months, $169 million ($118 million, net of tax) will be reclassified into net earnings from net deferred losses.

The following table presents the deferred amounts expected to be recognized in net earnings as unrealized gains/(losses) over the years 2004 to 2008:

Unrealized
Gain/(Loss)
2004
Quarter 2	$(54)
Quarter 3	(51)
Quarter 4	(64)

Total remaining to be recognized in 2004	$(169)

2005
Quarter 1	$—
Quarter 2	13
Quarter 3	9
Quarter 4	9

Total to be recognized in 2005	$31

2006	24
2007	15
2008	1

Total remaining to be recognized	$(98)

Notes to Consolidated Financial Statements (prepared in US$) ENCANA CORPORATION 33

At March 31, 2004, the remaining net deferred loss totalled $98 million of which $211 million was recorded in Accounts receivable and accrued revenues, $2 million in Investments and Other Assets, $40 million in Accounts payable and accrued liabilities and $75 million in Other Liabilities.

NOTE 3 — DISPOSITIONS (ACQUISITIONS)

In March 2004, the Company sold its investment in a well servicing company for approximately $44 million, recording a gain on sale of $34 million.

On February 18, 2004, the Company sold its 53.3 percent interest in Petrovera Resources (“Petrovera”) for approximately $288 million, including working capital adjustments. In order to facilitate the transaction, EnCana purchased the 46.7 percent interest of its partner for approximately $253 million, including working capital adjustments, and then sold the 100 percent interest in Petrovera for a total of approximately $541 million, including working capital adjustments. There was no gain or loss recorded on this sale.

On January 31, 2003, the Company acquired the Ecuadorian interests of Vintage Petroleum Inc. (“Vintage”) for net cash consideration of $116 million. This purchase was accounted for using the purchase method with the results reflected in the consolidated results of EnCana from the date of acquisition.

Other dispositions of discontinued operations are disclosed in Note 5.

NOTE 4 — SEGMENTED INFORMATION

The Company has defined its continuing operations into the following segments:

•	Upstream includes the Company’s exploration for, and development and production of, natural gas, natural gas liquids and crude oil and other related activities. The majority of the Company’s Upstream operations are located in Canada, the United States, the United Kingdom and Ecuador. International new venture exploration is mainly focused on opportunities in Africa, South America and the Middle East.

•	Midstream & Marketing includes natural gas storage operations, natural gas liquids processing and power generation operations, as well as marketing activities. These marketing activities include the sale and delivery of produced product and the purchasing of third party product primarily for the optimization of midstream assets, as well as the optimization of transportation arrangements not fully utilized for the Company’s own production.

•	Corporate includes unrealized gains or losses recorded on derivative instruments. Once amounts are settled, the realized gains and losses are recorded in the operating segment to which the derivative instrument relates.

Midstream & Marketing purchases all of the Company’s North American Upstream production. Transactions between business segments are based on market values and eliminated on consolidation. The tables in this note present financial information on an after eliminations basis.

Operations that have been discontinued are disclosed in Note 5.

34 INTERIM REPORT

Results of Operations (For the three months ended March 31)

			Midstream &
	Upstream		Marketing
	2004	2003	2004	2003
Revenues, Net of Royalties	$1,808	$1,650	$1,419	$1,093
Expenses
Production and mineral taxes	65	50	—	—
Transportation and selling	154	107	8	18
Operating	277	219	78	94
Purchased product	—	—	1,287	945
Depreciation, depletion and amortization	601	459	7	5

Segment Income	$711	$815	$39	$31

	Corporate		Consolidated
	2004	2003	2004	2003
Revenues, Net of Royalties	$(377)	$—	$2,850	$2,743
Expenses
Production and mineral taxes	—	—	65	50
Transportation and selling	—	—	162	125
Operating	(2)	—	353	313
Purchased product	—	—	1,287	945
Depreciation, depletion and amortization	16	7	624	471

Segment Income	$(391)	$(7)	359	839

Administrative			49	37
Interest, net			79	64
Accretion of asset retirement obligation			7	5
Foreign exchange loss (gain)			58	(210)
Stock-based compensation			5	—
Gain on disposition			(34)	—

			164	(104)

Net Earnings Before Income Tax			195	943
Income tax (recovery) expense			(95)	293

Net Earnings from Continuing Operations			$290	$650

Notes to Consolidated Financial Statements (prepared in US$) ENCANA CORPORATION 35

Geographic and Product Information (For the three months ended March 31)

UPSTREAM

	North America
	Produced Gas and NGLs
	Canada		United States		Crude Oil
	2004	2003	2004	2003	2004	2003
Revenues, Net of Royalties	$971	$963	$358	$311	$250	$224
Expenses
Production and mineral taxes	15	4	34	29	5	5
Transportation and selling	82	61	25	15	20	20
Operating	101	87	20	10	73	67
Depreciation, depletion and amortization	298	254	82	66	118	93

Segment Income	$475	$557	$197	$191	$34	$39

	Ecuador		U.K. North Sea		Other		Total Upstream
	2004	2003	2004	2003	2004	2003	2004	2003
Revenues, Net of Royalties	$126	$87	$53	$32	$50	$33	$1,808	$1,650
Expenses
Production and mineral taxes	11	12	—	—	—	—	65	50
Transportation and selling	19	7	8	4	—	—	154	107
Operating	30	15	6	3	47	37	277	219
Depreciation, depletion and amortization	65	23	33	22	5	1	601	459

Segment Income	$1	$30	$6	$3	$(2)	$(5)	$711	$815

MIDSTREAM & MARKETING

					Total Midstream
	Midstream		Marketing *		& Marketing
	2004	2003	2004	2003	2004	2003
Revenues	$551	$318	$868	$775	$1,419	$1,093
Expenses
Transportation and selling	—	—	8	18	8	18
Operating	71	79	7	15	78	94
Purchased product	449	204	838	741	1,287	945
Depreciation, depletion and amortization	7	4	—	1	7	5

Segment Income	$24	$31	$15	$—	$39	$31

*	Includes transportation cost optimization activity under which the Company purchases and takes delivery of product from others and delivers product to customers under transportation arrangements not utilized for the Company’s own production.

36 INTERIM REPORT

Capital Expenditures

Three Months Ended March 31	2004	2003
Upstream
Canada	$1,028	$707
United States	210	150
Ecuador	54	73
United Kingdom	213	16
Other Countries	15	17

	1,520	963
Midstream & Marketing	9	36
Corporate	9	12

Total	$1,538	$1,011

Property, Plant and Equipment and Total Assets

	Property, Plant and Equipment		Total Assets
	As at		As at
	March 31,	December 31,	March 31,	December 31,
	2004	2003	2004	2003
Upstream	$18,991	$18,532	$22,350	$21,742
Midstream & Marketing	777	784	1,551	1,879
Corporate	223	229	907	489

Total	$19,991	$19,545	$24,808	$24,110

NOTE 5 — DISCONTINUED OPERATIONS

On February 28, 2003, the Company completed the sale of its 10 percent working interest in the Syncrude Joint Venture (“Syncrude”) to Canadian Oil Sands Limited for net cash consideration of C$1,026 million ($690 million). On July 10, 2003, the Company completed the sale of the remaining 3.75 percent interest in Syncrude and a gross overriding royalty for net cash consideration of C$427 million ($309 million). There was no gain or loss on this sale.

On January 2, 2003 and January 9, 2003, the Company completed the sales of its interests in the Cold Lake Pipeline System and Express Pipeline System for total consideration of approximately C$1.6 billion ($1 billion), including assumption of related long-term debt by the purchaser, and recorded an after-tax gain on sale of C$263 million ($169 million).

As all discontinued operations have either been disposed of or wind up has been completed by December 31, 2003, there are no remaining assets or liabilities on the Consolidated Balance Sheet. The following table presents the effect of the discontinued operations on the Consolidated Statement of Earnings for 2003:

Consolidated Statement of Earnings

		Midstream
For the three months ended March 31, 2003	Syncrude	- Pipelines	Total
Revenues, Net of Royalties	$60	$—	$60
Expenses
Transportation and selling	1	—	1
Operating	28	—	28
Depreciation, depletion and amortization	5	—	5
Gain on discontinuance	—	(220)	(220)

	34	(220)	(186)

Net Earnings Before Income Tax	26	220	246
Income tax expense	8	51	59

Net Earnings from Discontinued Operations	$18	$169	$187

Notes to Consolidated Financial Statements (prepared in US$) ENCANA CORPORATION 37

NOTE 6 — FOREIGN EXCHANGE LOSS (GAIN)

Three Months Ended March 31	2004	2003
Unrealized Foreign Exchange Loss (Gain) on Translation of U.S. Dollar Debt Issued in Canada	$39	$(178)
Realized Foreign Exchange Losses (Gains)	19	(32)

	$58	$(210)

NOTE 7 — INCOME TAXES

The provision for income taxes is as follows:

Three Months Ended March 31	2004	2003
Current
Canada	$205	$12
United States	8	—
Ecuador	19	8

	232	20
Future	(218)	273
Future tax rate reductions *	(109)	—

	$(95)	$293

*	On March 31, 2004, the Alberta government substantively enacted the income tax rate reduction previously announced in February 2004.

The following table reconciles income taxes calculated at the Canadian statutory rate with the actual income taxes:

Three Months Ended March 31	2004	2003
Net Earnings Before Income Tax	$195	$943
Canadian Statutory Rate	39.1%	41.0%

Expected Income Taxes	76	386
Effect on Taxes Resulting from:
Non-deductible Canadian crown payments	52	78
Canadian resource allowance	(57)	(105)
Canadian resource allowance on unrealized risk management losses	21	—
Statutory rate differences	(9)	(11)
Effect of tax rate changes	(109)	—
Non-taxable capital gains	7	(34)
Previously unrecognized capital losses	13	(34)
Tax recovery on dispositions	(80)	—
Large corporations tax	4	7
Other	(13)	6

	$(95)	$293

Effective Tax Rate	(48.7%)	31.1%

38 INTERIM REPORT

NOTE 8 — LONG-TERM DEBT

	As at	As at
	March 31,	December 31,
	2004	2003
Canadian Dollar Denominated Debt
Revolving credit and term loan borrowings	$1,387	$1,425
Unsecured notes and debentures	1,316	1,335
Preferred securities	153	252

	2,856	3,012

U.S. Dollar Denominated Debt
Revolving credit and term loan borrowings	421	417
Unsecured notes and debentures	2,713	2,713
Preferred securities	150	150

	3,284	3,280

Increase in Value of Debt Acquired *	80	83
Current Portion of Long-Term Debt	(189)	(287)

	$6,031	$6,088

*	Certain of the notes and debentures of the Company were acquired in the business combination with Alberta Energy Company Ltd. on April 5, 2002 and were accounted for at their fair value at the date of acquisition. The difference between the fair value and the principal amount of the debt is being amortized over the remaining life of the outstanding debt acquired, approximately 27 years.

NOTE 9 — ASSET RETIREMENT OBLIGATION

The following table presents the reconciliation of the beginning and ending aggregate carrying amount of the obligation associated with the retirement of oil and gas properties:

	March 31,	December 31,
	2004	2003
Asset Retirement Obligation, Beginning of Year	$430	$309
Liabilities Incurred	25	64
Liabilities Settled	(4)	(23)
Liabilities Disposed	(12)	—
Accretion Expense	7	19
Change in Estimate	1	—
Other	(6)	61

Asset Retirement Obligation, End of Period	$441	$430

Notes to Consolidated Financial Statements (prepared in US$) ENCANA CORPORATION 39

NOTE 10 — SHARE CAPITAL

	March 31, 2004		December 31, 2003
(millions)	Number	Amount	Number	Amount
Common Shares Outstanding, Beginning of Year	460.6	$5,305	478.9	$5,511
Shares Issued under Option Plans	4.4	111	5.5	114
Shares Repurchased	(5.2)	(73)	(23.8)	(320)

Common Shares Outstanding, End of Period	459.8	$5,343	460.6	$5,305

During the quarter, the Company purchased, for cancellation, 5,190,000 Common Shares for total consideration of approximately C$287 million ($218 million). Of the amount paid this quarter, C$95 million ($73 million) was charged to share capital, C$34 million ($25 million) was charged to paid in surplus and C$158 million ($120 million) was charged to retained earnings.

The Company has stock-based compensation plans that allow employees and directors to purchase Common Shares of the Company. Option exercise prices approximate the market price for the Common Shares on the date the options were issued. Options granted under the plans are generally fully exercisable after three years and expire five years after the grant date. Options granted under previous successor and/or related company replacement plans expire ten years from the date the options were granted.

The following tables summarize the information about options to purchase Common Shares at March 31, 2004:

		Weighted
	Stock	Average
	Options	Exercise
	(millions)	Price (C$)
Outstanding, Beginning of Year	28.8	43.13
Exercised	(4.4)	33.24
Forfeited	(0.2)	47.19

Outstanding, End of Period	24.2	43.93

Exercisable, End of Period	11.3	41.14

	Outstanding Options			Exercisable Options
		Weighted
	Number of	Average	Weighted	Number of	Weighted
	Options	Remaining	Average	Options	Average
	Outstanding	Contractual	Exercise	Outstanding	Exercise
Range of Exercise Price (C$)	(millions)	Life (years)	Price (C$)	(millions)	Price (C$)
13.50 to 19.99	0.6	0.6	18.55	0.6	18.55
20.00 to 24.99	1.0	1.1	22.49	1.0	22.49
25.00 to 29.99	1.2	1.0	26.31	1.2	26.31
30.00 to 43.99	0.8	1.6	39.16	0.7	38.61
44.00 to 53.00	20.6	3.4	47.96	7.8	47.71

	24.2	2.4	43.93	11.3	41.14

The Company has recorded stock-based compensation expense in the Consolidated Statement of Earnings for stock options granted to employees and directors in 2003 using the fair-value method. Compensation expense has not been recorded in the Consolidated Statement of Earnings related to stock options granted prior to 2003. If the Company had applied the fair-value method to options granted prior to 2003, pro forma Net Earnings and Net Earnings per Common Share for the three months ended March 31, 2004 would have been $281 million; $0.61 per common share — basic; $0.60 per common share — diluted (2003 — $829 million; $1.73 per common share — basic; $1.71 per common share — diluted).

40 INTERIM REPORT

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with weighted average assumptions for grants as follows:

March 31,
2003
Weighted Average Fair Value of Options Granted (C$)	$13.05
Risk Free Interest Rate	4.19%
Expected Lives (years)	3.00
Expected Volatility	0.33
Annual Dividend per Share (C$)	$0.40

NOTE 11 — COMPENSATION PLANS

The tables below outline certain information related to the Company’s compensation plans at March 31, 2004. Additional information is contained in Note 16 of the Company’s annual audited Consolidated Financial Statements.

A)	Defined Benefit Pension Plans

The following table summarizes the net defined benefit plan expense:

Three Months Ended March 31	2004	2003
Current Service Cost	$2	$1
Interest Cost	3	3
Expected Return on Plan Assets	(3)	(2)
Amortization of Net Actuarial Loss	—	1
Expense for Defined Contribution Plan	3	3

Net Defined Benefit Plan Expense	$5	$6

The Company previously disclosed in its annual audited Consolidated Financial Statements for the year ended December 31, 2003 that it expected to contribute $6 million to its defined benefit pension plans in 2004. As of March 31, 2004, no contributions have been made. The Company presently anticipates contributing $6 million to fund its defined benefit pension plans in 2004.

B)	Share Appreciation Rights (“SAR’s”)

The following table summarizes the information about SAR’s at March 31, 2004:

		Weighted
		Average
	Outstanding	Exercise
	SAR’s	Price ($)
Canadian Dollar Denominated (C$)
Outstanding, Beginning of Year	1,175,070	35.87
Exercised	(372,828)	35.42

Outstanding, End of Period	802,242	36.06

Exercisable, End of Period	802,242	36.06

U.S. Dollar Denominated (US$)
Outstanding, Beginning of Year	753,417	28.98
Exercised	(206,223)	29.05

Outstanding, End of Period	547,194	28.95

Exercisable, End of Period	547,194	28.95

Notes to Consolidated Financial Statements (prepared in US$) ENCANA CORPORATION 41

B)	Share Appreciation Rights (“SAR’s”) (continued)

The following table summarizes the information about Tandem SAR’s at March 31, 2004:

Weighted
	Outstanding	Average
	Tandem	Exercise
	SAR’s	Price (C$)
Canadian Dollar Denominated (C$)
Outstanding, Beginning of Year	—	—
Granted	206,900	53.05

Outstanding, End of Period	206,900	53.05

Exercisable, End of Period	—	—

C)	Deferred Share Units (“DSU’s”)

The following table summarizes the information about DSU’s at March 31, 2004:

		Weighted
		Average
	Outstanding	Exercise
	DSU’s	Price (C$)
Canadian Dollar Denominated (C$)
Outstanding, Beginning of Year	319,250	48.68
Granted, Directors	24,347	51.43
Granted, Senior Executives	557	56.68

Outstanding, End of Period	344,154	48.89

Exercisable, End of Period	80,830	48.70

D)	Performance Share Units (“PSU’s”)

The following table summarizes the information about PSU’s at March 31, 2004:

		Weighted
		Average
	Outstanding	Exercise
	PSU’s	Price ($)
Canadian Dollar Denominated (C$)
Outstanding, Beginning of Year	126,283	46.52
Granted	1,664,911	53.97

Outstanding, End of Period	1,791,194	53.44

Exercisable, End of Period	—	—

U.S. Dollar Denominated (US$)
Outstanding, Beginning of Year	—	—
Granted	247,960	41.12

Outstanding, End of Period	247,960	41.12

Exercisable, End of Period	—	—

NOTE 12 — PER SHARE AMOUNTS

The following table summarizes the Common Shares used in calculating Net Earnings per Common Share:

	As at March 31
(millions)	2004	2003
Weighted Average Common Shares Outstanding — Basic	460.9	479.9
Effect of Dilutive Securities	6.2	4.4

Weighted Average Common Shares Outstanding — Diluted	467.1	484.3

42 INTERIM REPORT

NOTE 13 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

As a means of managing commodity price volatility, the Company has entered into various financial instrument agreements and physical contracts. The following information presents all positions for financial instruments only.

As discussed in Note 2, on January 1, 2004, the fair value of all outstanding financial instruments that are not considered accounting hedges was recorded on the Consolidated Balance Sheet with an offsetting net deferred loss amount. The deferred loss is recognized into net earnings over the life of the associated contracts. Changes in fair value after that time are recorded on the Consolidated Balance Sheet with the associated unrealized gain or loss recorded in net earnings. The estimated fair value of all derivative instruments is based on quoted market prices or, in their absence, third party market indications and forecasts.

The following table presents a reconciliation of the change in the unrealized amounts from January 1, 2004 to March 31, 2004:

	Net Deferred
	Amounts		Total
	Recognized	Mark-To-	Unrealized
	on Transition	Market	Gain/(Loss)
Fair Value of Contracts, January 1, 2004 (Note 2)	$235	$(235)	$—
Change in Fair Value of Contracts Still Outstanding at March 31, 2004	—	(316)	(316)
Fair Value of Contracts Realized During the Period	(137)	137	—
Fair Value of Contracts Entered into During the Period	—	(60)	(60)

Fair Value of Contracts Outstanding, End of Period	$98	$(474)	$(376)

The total realized loss recognized in net earnings for three months ended March 31, 2004 was $145 million ($99 million, net of tax).

At March 31, 2004, the net deferred amounts recognized on transition and the risk management amounts are recorded on the Consolidated Balance Sheet as follows:

As at
March 31, 2004
Deferred Amounts Recognized on Transition:
Accounts receivable and accrued revenues	$211
Investments and other assets	2
Accounts payable and accrued liabilities	40
Other liabilities	75

Total Net Deferred Loss	$98

Risk Management
Current asset	$39
Long-term asset	86
Current liability	559
Long-term liability	40

Total Net Risk Management Liability	$(474)

Notes to Consolidated Financial Statements (prepared in US$) ENCANA CORPORATION 43

A summary of all unrealized estimated fair value financial positions is as follows:

As at
March 31, 2004
Commodity Price Risk
Natural gas	$(147)
Crude oil	(369)
Power	5
Foreign Currency Risk	(1)
Interest Rate Risk	38

$(474)

Information with respect to power, foreign currency risk and interest rate risk contracts in place at December 31, 2003 is disclosed in Note 17 to the Company’s annual audited Consolidated Financial Statements. No significant new contracts have been entered into as at March 31, 2004.

Natural Gas

At March 31, 2004, the Company’s gas risk management activities for financial contracts had an unrealized loss of $147 million. The contracts were as follows:

	Notional
	Volumes				Unrealized
	(MMcf/d)	Term	Price		Gain/(Loss)
Fixed Price Contracts
Sales Contracts
Fixed AECO price	452	2004	6.20	C$/Mcf	$(59)
NYMEX Fixed price	712	2004	5.03	US$/Mcf	(183)
Chicago Fixed price	40	2004	5.41	US$/Mcf	(7)
AECO Collars	71	2004	5.34-7.52	C$/Mcf	(4)

Basis Contracts
Sales Contracts
Fixed NYMEX to AECO basis	352	2004	(0.55)	US$/Mcf	24
Fixed NYMEX to Rockies basis	277	2004	(0.49)	US$/Mcf	18
Fixed NYMEX to San Juan basis	64	2004	(0.63)	US$/Mcf	1
Fixed Rockies to CIG basis	50	2004	(0.10)	US$/Mcf	—

Fixed NYMEX to AECO basis	877	2005	(0.66)	US$/Mcf	24
Fixed NYMEX to Rockies basis	258	2005	(0.48)	US$/Mcf	17
Fixed NYMEX to San Juan basis	75	2005	(0.63)	US$/Mcf	1
Fixed NYMEX to CIG basis	25	2005	(0.87)	US$/Mcf	(2)
Fixed Rockies to CIG basis	50	2005	(0.10)	US$/Mcf	—

Fixed NYMEX to AECO basis	402	2006-2008	(0.65)	US$/Mcf	18
Fixed NYMEX to Rockies basis	162	2006-2008	(0.56)	US$/Mcf	16
Fixed NYMEX to San Juan basis	62	2006	(0.63)	US$/Mcf	1
Fixed NYMEX to CIG basis	125	2006	(0.87)	US$/Mcf	(6)
Fixed Rockies to CIG basis	31	2006-2007	(0.10)	US$/Mcf	(1)

Purchase Contracts
Fixed NYMEX to AECO basis	38	2004	(0.73)	US$/Mcf	(1)

					(143)
Gas Storage Financial Positions					(10)
Gas Marketing Financial Positions(1)					6

					$(147)

(1)	The gas marketing activities are part of the daily ongoing operations of the Company’s proprietary production management.

44 INTERIM REPORT

Crude Oil

As at March 31, 2004, the Company’s oil risk management activities for all financial contracts had an unrealized loss of $369 million. The contracts were as follows:

	Notional
	Volumes		Average Price	Unrealized
	(bbl/d)	Term	(US$/bbl)	Gain/(Loss)
Fixed WTI NYMEX Price	62,500	2004	23.13	$(180)
Collars on WTI NYMEX	62,500	2004	20.00-25.69	(138)
Fixed WTI NYMEX Price	45,000	2005	28.41	(40)
3-way Put Spread	10,000	2005	20.00/25.00/28.78	(11)

				(369)
Crude Oil Marketing Financial Positions(1)				—

				$(369)

(1)	The crude oil marketing activities are part of the daily ongoing operations of the Company’s proprietary production management.

NOTE 14 SUBSEQUENT EVENT

On April 15, 2004, the Company announced that it was making a public tender offer to acquire all of the issued and outstanding common shares of Tom Brown, Inc., a publicly traded exploration and production company with operations in the United States and Canada, for total cash consideration of approximately $2.3 billion plus the assumption of debt of approximately $0.4 billion. This transaction is expected to close later in the second quarter.

NOTE 15 RECLASSIFICATION

Certain information provided for prior periods has been reclassified to conform to the presentation adopted in 2004.

Notes to Consolidated Financial Statements (prepared in US$) ENCANA CORPORATION 45